Exhibit 10.46

Promotion Agreement

August 14, 2017

James B. Boyd

Address: [redacted]

Dear Jim,

I am pleased to offer you the full-time position of President and CFO with Marrone Bio Innovations, Inc. (the “Company”), reporting to Pam Marrone, CEO. We anticipate your start date to be on August 15, 2017.

You will receive an annual salary of $285,000. This represents a raise of $35,000 from your salary in your current role as CFO. Your salary increase raise will be deferred until the Company completes a contemplated financial transaction. At that time you will be paid an amount equal to the difference between your current salary and your new salary that you would have received between your start date in your new role and the date that the deferral is completed. This position is considered by the Company to be exempt under applicable federal and state law. Direct deposit of paychecks to your bank account is available.

Subject to the approval of our Board of Directors and/or Compensation Committee of the Board, you will be granted 150,000 Restricted Stock Units (“RSU’s”) of the Company’s common stock. The RSU’s will be granted on the date that you begin your new position and will vest over a period of 3 years from the grant date. At the time of the grant of the RSU’s, the Company will gross up your compensation to cover payment of the payroll taxes that you are required to pay on the RSU grant.

You will continue to be eligible to participate in the Company Bonus Plan, which changes from year to year, must be approved by the Board of Directors, and is based on Company and individual goals. The determination of the Company with respect to the amount of bonus earned, if any, will be final and binding. Your bonus can be up to 40% of your salary.

You will be continue to eligible for the Company’s benefits programs. The benefits currently offered are as follows:

●	Medical (MBI offers you a choice of a PPO or HMO Plan), Dental and Vision Insurance for you. The Company will pay for 50% of your dependent premium for medical and dental insurance and you may pay the remaining 50% on a pre-tax basis under the Company’s medical plan.

●	Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for dependent care and unreimbursed medical expenses.

●	Long-term Disability Insurance for you, and Life Insurance equal to one (1) times your base salary.

●	Voluntary Supplemental Term Life Insurance and AD&D.

You will continue to be eligible to participate in the 401(k) Plan after completing one month of service. Subject to terms of the Plan, you will receive a Company match of $1 for $1 for the first 3% of your salary you contribute and $0.50 for the next 2% of your salary (i.e. the maximum match is 4% if you contribute 5% of your salary).

You will continue to accrue 4.62 hours of vacation per pay period, which is equivalent to 120 hours on an annual basis.

All the benefit programs and plans are offered solely at the discretion of the Company and may be modified at any time. In addition to a timely response, this offer is contingent upon successfully passing (1) a background check, which may include work references, criminal, and education credential checks and (2) a pre-employment drug test. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated. You will also be required, as a condition of employment, to sign the Company’s standard Employee Confidential Information and Assignment of Inventions Agreement.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

Please respond no later than August 15, 2017. If we do not receive your acceptance by that time, we will assume you are not interested and this offer will be automatically withdrawn without further action.

Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer that if you resign you would provide a two-week notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

I look forward to continuing to build MBI together with you.

Sincerely,

/s/ Linda Moore
Linda V. Moore
SVP and General Counsel

I, James B. Boyd, accept the terms of this agreement.

Signature:	/s/ James B. Boyd

Date Signed:	8/15/2017